Exhibit 4.2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 10 ON THE FACE OF THIS SECURITY.

CUSIP No.: 06740H641	ISIN: US06740H6412
Common Code: [ ]

BARCLAYS BANK PLC

MEDIUM-TERM NOTES, SERIES A

Short C Leveraged Exchange Traded Notes

Linked to Inverse Performance of the S&P 500® Total Return IndexSM

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Company: Barclays Bank PLC

Face Amount: $[            ]

Issue Date: November 20, 2009

Maturity Date: November 20, 2014

Principal Amount per Security: $66.67

Coupon: Interest will not be paid during the term of this Security.

Reference Asset: S&P 500® Total Return IndexSM (the “Index”).

Index Sponsor: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

Payment at Maturity: At maturity, the Holder will receive a cash payment equal to the Closing Indicative Note Value of the Securities on the Final Valuation Date.

Closing Indicative Note Value: The Closing Indicative Note Value for each Security on any Valuation Date will equal (a) the T-Bill Amount on such Valuation Date minus (b) the Short Index Amount on such Valuation Date; provided that if such calculation results in a negative value, the Closing Indicative Note Value will be $0.

Short Index Amount: On the Initial Valuation Date, the Short Index Amount for each Security will equal $133.34. On any subsequent Valuation Date, the Short Index Amount for each Security will equal the product of (a) the Principal Amount per Security times (b) the Index Performance Factor on such Valuation Date.

Index Performance Factor: The Index Performance Factor on the Initial Valuation Date will equal 1. On any subsequent Valuation Date, the Index Performance Factor will equal (a) the closing level of the Index on such Valuation Date divided by (b) the closing level of the Index on the Initial Valuation Date.

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T-Bill Amount: On the Initial Valuation Date, the T-Bill Amount for each Security will equal $200.01. On any subsequent Valuation Date, the T-Bill Amount for each Security will equal (a) the sum of (i) $200.01 plus (ii) the Accrued Interest minus (b) the Accrued Fees.

Accrued Interest: On the Initial Valuation Date, the Accrued Interest for each Security will equal $0. On any subsequent Valuation Date, the Accrued Interest for each Security will equal the sum of (a) the Accrued Interest on the immediately preceding Valuation Date plus (b) the product of (i) the T-Bill Amount on the immediately preceding Valuation Date times (ii) the T-Bill Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Valuation Date to, and including, the then current Valuation Date divided by (iv) 365.

T-Bill Rate: The T-Bill Rate will equal the yield to maturity of the most recent weekly auctioned 91-day U.S. Treasury Bills effective on the preceding Business Day in New York City. The yield for 91-day U.S. Treasury Bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a Business Day in New York City, the yield prevailing on the immediately preceding Business Day in New York City will apply. The most recent yield for 91-day U.S. Treasury Bills will be published on Bloomberg under the ticker symbol “USB3MYD”.

Accrued Fees: On the Initial Valuation Date, the Accrued Fees for each Security will equal $0. On any subsequent Valuation Date, the Accrued Fees for each Security will equal the sum of (a) the Accrued Fees on the immediately preceding Valuation Date plus (b) the product of (i) the T-Bill amount on the immediately preceding Valuation Date times (ii) 0.40% times (iii) the number of calendar days from, but excluding, the immediately preceding Valuation Date to, and including, the then current Valuation Date divided by (iv) 365.

Optional Redemption: Subject to the notification requirements set forth in the Prospectus, the Holder may redeem Securities on any Optional Redemption Date during the term of the Securities, subject to an intervening Stop Loss Termination Event. In such event, the Holder will receive a cash payment for each Security on the applicable Optional Redemption Date equal to the Closing Indicative Note Value on the applicable Valuation Date. The Holder must redeem at least 25,000 of the Securities at one time in order to exercise the right to redeem the Securities on any Optional Redemption Date.

Optional Redemption Date: The third Business Day following each Valuation Date (other than the Final Valuation Date). The final Optional Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

Stop Loss Termination Event: The Company will automatically redeem the Securities (in whole only, but not in part) if, on any Index Business Day prior to or on the Final Valuation Date, the Intraday Indicative Note Value is less than or equal to 15.0% of the principal amount per Security, or $10.00 for each Security. The Company will redeem the Securities on the Stop Loss Redemption Date and will deliver a notice of redemption to the Depositary Trust Company (“DTC”). Upon such redemption, the Holder will receive a cash payment equal to the Stop Loss Redemption Value.

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Stop Loss Termination Date: Any Index Business Day on which a Stop Loss Termination Event occurs.

Stop Loss Redemption Date: The fifth Business Day following the Stop Loss Termination Date; provided that if calculation of the Stop Loss Redemption Value is postponed as a result of a Market Disruption Event, the Stop Loss Redemption Date will be the fifth Business Day after the Stop Loss Redemption Value is calculated.

Intraday Indicative Note Value: The Intraday Indicative Note Value for each Security on any Index Business Day will equal (a) the T-Bill Amount on such Index Business Day minus (b) the Intraday Short Index Amount; provided that if such calculation results in a negative value, the Intraday Indicative Note Value will be $0.

Intraday Short Index Amount: The product of (a) the Principal Amount per Security times (b) the Intraday Index Performance Factor.

Intraday Index Performance Factor: The Intraday Index Performance Factor equals (a) the most recently published level of the Index divided by (b) the closing level of the Index on the Initial Valuation Date.

Stop Loss Redemption Value: The Stop Loss Redemption Value will be determined by the Calculation Agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index that are available as soon as practicable following the occurrence of a Stop Loss Termination Event. The Calculation Agent will approximate the Intraday Index Performance Factor on the basis of such quotations and calculate, in the manner described above under “Intraday Indicative Note Value”, a corresponding Intraday Indicative Note Value, which shall be deemed to be the Stop Loss Redemption Value. The Stop Loss Redemption Value (a) shall not be greater than 15.0% of the principal amount for each Security, or $10.00 for each Security and (b) shall not be less than $0 per Security.

Calculation Agent: Barclays Bank PLC

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “BXDC”

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The “Standard & Poor’s®”, “S&P® ”, “S&P 500®”, “500” and “S&P 500® Total Return IndexSM” are trademarks and service marks of S&P, and have been licensed for use by the Company.

The Securities are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to the Company is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to the Company or the Securities. S&P and its third party licensors have no obligation to take the needs of the Company or the owners of the Securities into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

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“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent , equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” will be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Index Business Day” means any day on which the U.S. equity markets are open.

“Market Disruption Event” means any of the following with respect to the Index, (i) a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the Index; (ii) a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets; (iii) any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (x) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Index, or (y) effect transactions in, or obtain market values for, futures or options

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contracts relating to that index on their respective markets; (iv) the closure on any day of the primary market for futures or options contracts relating to the Index or index components constituting 20% or more, by weight, of the Index on a Scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such primary market on such Scheduled Trading Day for such primary market and (y) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for such primary market; (v) any Scheduled Trading Day on which (x) the primary markets for index components constituting 20% or more, by weight, of the Index or (y) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; (vi) if the Index Sponsor does not publish the level of the Index on an Index Business Day or the Index is otherwise not available; or (vii) any other event, if the Calculation Agent determines that the event interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a portion of a hedge with respect to this Security that the Company or its affiliates have effected or may effect; and, in any of these events, the Calculation Agent determines that the event was material. For purposes of determining whether a Market Disruption Event has occurred, the following event will not be a Market Disruption Event: (a) a limitation on the hours or number of days of trading on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or (b) a decision to permanently discontinue trading in futures or options contracts relating to an index. For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of: (A) a price change exceeding limits set by that market, (B) an imbalance of orders relating to those contracts, or (C) a disparity in bid and ask quotes relating to those contracts, will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s Ratings Services, (or any successor) or P-1 or higher by Moody’s Investors Service (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Scheduled Trading Day” means, in respect of the Index, any day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the securities comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Stated Maturity Date” means November 20, 2014 or, if such day is not a Business Day, the next succeeding Business Day; provided, however, if the fifth business day before this day does not qualify as a Valuation Date, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

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“Trading Day” means with respect to the Securities is a day on which (a) it is an Index Business Day, (b) trading is generally conducted on the NYSE Arca, and (c) is a Business Day in New York City.

“Valuation Date” means each trading day from November 17, 2009 to November 17, 2014, subject to postponement as a result of Market Disruption Events, such postponement not to exceed five Trading Days. We refer to November 17, 2009 as the “initial valuation date” and November 17, 2014 as the “final valuation date”.

1. Promise to Pay Principal at Maturity, upon Optional Redemption or Stop Loss Termination Event

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Optional Redemption” and elsewhere on the face this Security on the applicable Optional Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Stop Loss Termination Event” and elsewhere on the face of this Security on the applicable Stop Loss Redemption Date, in the case of a Stop Loss Termination Event and (iii) “Payment at Maturity” and elsewhere on the face of this Security, on the Stated Maturity Date.

2. Payment of Interest

The principal of this Security shall not bear interest during its term.

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3. Discontinuance or Modification of the Index

If the Index Sponsor discontinues publication of the Index, and Barclays Capital or any other person or entity publishes an index that the Calculation Agent determines is comparable to the Index and the Calculation Agent approves such index as a successor index, then the Calculation Agent will determine the level of the Index on the applicable Valuation Date and the amount payable on the Optional Redemption Date, Stop Loss Redemption Date or Stated Maturity Date, as the case may be, by reference to such successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing level of the Index is not available for any reason, on the date on which the level of the Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason – then the Calculation Agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the Optional Redemption Date, Stop Loss Redemption Date or Stated Maturity Date, as the case may be, is equitable.

All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion

4. Payment at Maturity, upon Optional Redemption or Stop Loss Termination Event

The payment of this Security that becomes due and payable on the Maturity Date, on an Optional Redemption Date or Stop Loss Termination Event, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity”, “Optional Redemption” and “Stop Loss Termination Event”, respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the payment referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

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5. Redemption Mechanics

Subject to the minimum redemption amount provided under “Optional Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 4:00 p.m. New York City time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 5:00 p.m. New York City time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the applicable Closing Indicative Note Value on the applicable Valuation Date facing Barclays Capital DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. New York time on the applicable Optional Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date). The final Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

6. Role of Calculation Agent

Initially, the Company will serve as the Calculation Agent. The Company may change the Calculation Agent after the Issue Date of the Securities without notice. The Calculation Agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon optional redemption or redemption arising from a Stop Loss Termination Event, Market Disruption Events, Valuation Dates, Business Days, Trading Days, the Closing Indicative Note Value, the T-Bill Amount, the Accrued Interest, the Accrued Fees, the Default Amount, the Maturity Date, the amount payable in respect of the Securities at maturity, upon optional redemption and upon the occurrence of a Stop Loss Termination Event and any other calculations or determinations to be made by the Calculation Agent as specified herein. Absent manifest error, all determinations of the Calculation Agent will be final and binding on the Holder and the Company, without any liability on the part of the Calculation Agent. The Holder will not be entitled to any compensation from the Company for any loss suffered as a result of any of the above determinations by the Calculation Agent.

7. Payment

Payment of any amount payable on this Security in cash will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of any cash payable on this Security will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Final Valuation Date) and approved by the Company or, if no such account is designated and approved as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York (i.e., the office of the Trustee), provided, however, that Payment at Maturity, upon Optional Redemtion or Stop Loss Termination Event shall be made only upon surrender of this Security at such office or agency (unless the Company expressly waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

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8. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

10. Prospectus

Reference is made to the (i) the Prospectus related to the Securities, dated February 10, 2009, (ii) the Prospectus Supplement, dated September 14, 2009 and (iii) the Pricing Supplement, dated [            ], 2009, (together, the “Prospectus”). The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto. In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization. Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 3430).

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $21,000,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding be required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $66.67. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.